Exhibit 10.9

SPECIALTY LEASE AGREEMENT          Type R

This Specialty Lease Agreement (“Agreement”) is made as of this 20th day of January, 2015, by and between PPR Washington Square LLC, a Delaware Limited Liability Company (the “Landlord”) and Eastside Distilling, LLC, a Oregon Limited Liability Company DBA: Eastside Distilling (the “Tenant”), based on the following facts and circumstances:

A.      Landlord is the owner of certain real property, commonly known as Washington Square (“Center”); and

B.     Tenant desires to lease certain premises at the Center.

In consideration of the rent and other charges to be paid and the covenants to be performed by Tenant hereunder, Landlord does hereby lease and demise to Tenant, and Tenant does hereby lease and take from Landlord, the Premises hereinafter described, upon the terms and conditions hereinafter set forth:

1.     Premises. The “Premises” are located within the portion of the Center known as L02B containing approximately 3001 square feet, which location is depicted on Exhibit “A” attached hereto and made a part hereof by this reference, where the Tenant is permitted to display and sell its merchandise. No other portion of the Center may be used by Tenant except for the Common Area in common with other persons. As used herein, the term “Common Area” shall mean all realty and improvements in or at the Center now or hereafter made available by Landlord for the general use, convenience and benefit of Tenant and other tenants upon the Center. Tenant agrees that the Premises may be relocated at any time at the discretion of, and without liability to, the Landlord.

2.     Term. The “Term” of this Agreement shall commence on January 1, 2015 (the “Commencement Date”) and will expire on January 31, 2015 unless sooner terminated as provided herein. Tenant will operate its business upon the Premises throughout the Term. Tenant agrees that Tenant’s rights under this Agreement may be terminated upon Thirty (30) day’s written notice from Landlord in Landlord’s sole and absolute discretion and without cause.

3.     Use. Tenant shall use the Premises during the Term for the sole purpose of displaying and selling (subject to the approval of Landlord) to the public at retail (Food) for the retail sale of Eastside Spirits and related merchandise to include t-shirts, hats, pint glasses, shot glasses and drink mixers. Tenant is allowed to provide tastings to customers in accordance with All State Laws.

Landlord will provide the tenant two advertising standees to be placed in the mall. Specific location is based on best availability based on sold inventory. Tenant is responsible for production of collateral for standees. and for no other use or purpose.

4.     First and/or Last Months Fees. On or before the Commencement Date, Landlord shall collect from Tenant a sum in the amount of Three Thousand Seven Hundred Fifty Dollars ($3,750.00). This amount will be applied to the first and/or last months fees due on this Agreement as noted below in paragraph 6 of this agreement.

5.     Exchanges and Refund Policy. Tenant shall be required to exchange or refund all merchandise with receipt, to the customer within (30) days from the purchase date. Tenant shall not limit the return of merchandise to exchanges or merchant credits, and “Exchanges Only” or similar signs are not permitted.

6.     Fees.     Tenant shall pay to Landlord the following Fees for Tenant’s use of the Premises, the sum of Three Thousand Seven Hundred Fifty Dollars ($3,750.00) for the term total of this lease agreement Unless otherwise provided herein, all fees due Landlord pursuant to this Agreement shall be paid in advance on or before the first day of each calendar month during the Term by Tenant payable to Landlord. Rent payments shall be made by automatic deduction from Tenant’s bank account. Tenant shall provide Landlord, upon execution of the Lease, a voided check or authorization form from Tenant’s bank to authorize such automatic deductions. In the event the Term covers only a portion of any specific calendar month, the Base Rent and the Other Rent/Contributions for such month, as well as the base sales dollar amount(s) provided in Paragraph 7 below, shall be prorated by multiplying such amounts by a fraction, the numerator of which is the number of days in such calendar month which fall within the Term and the denominator which is 30. The fees payable herein include the excise, transaction, rental, sales or privilege tax (except net income tax) now or hereafter levied or imposed upon Landlord or the owner(s) of the Center by any governmental agency on account of, attributed to or measured by this Agreement which taxes are subject to change based on applicable law.

Payment Schedule:

Fees shall be paid monthly and for Landlord accounting purposes shall be allocated as follows:

Tenant Payments		Landlord Accounting
Due	Amount	Base Rent	Electric	Rental Tax	Last Month Rent
1/1/15	3,750.00	3,750.00	0.00	0.00	0.00

The fees noted below are in addition to those noted in paragraph 6 and will not be included with any % rent calculation. These fees will cover any miscellaneous fees for visual merchandising, application fees, etc.

No Additional Fees

7.     Percentage Rent. Tenant shall pay to Landlord, as “Percentage Rent,” an amount equal to 15% of the excess of all gross sales and revenues (as hereinafter defined) made at the Premises during each calendar month during the Term over base sales of $25,000.00. Percentage Rent shall be due and payable for each month on or before the 15th day of the following calendar month during the Term (and within 15 days after the end of the Term) and delivered to the Landlord.

8.     Utilities. In the event electricity and/or any other utility is separately metered to the Premises, Tenant shall solely be responsible for contracting for such separately metered utility and shall pay all costs directly to the utility supplier. Tenant shall be solely responsible for using any and all utilities in a safe and hazardless manner, complying in all respects with applicable codes and ordinances.

9.     Plans and Specifications. Tenant shall perform, at Tenant’s sole cost and expense, any and all refurbishing to the Premises as necessary to bring the Premises into an appropriate operating condition, all in accordance with architectural and construction plans and other data approved by Landlord. Tenant agrees to submit for Landlord’s approval all such architectural and construction plans and other data not later than fifteen (15) days from the date of this Agreement. Upon approval by Landlord of such plans and data, Tenant shall commence and diligently prosecute to completion the construction and installation of Tenant’s improvements in the Premises strictly in accordance with such approved plans and data. All store signage must be approved by Landlord prior to installation by authorized sign company or installation contractor. Tenant must have storefront signage installed prior to store opening. Tenant is responsible to provide Landlord with all required local city permits.

No changes, modifications or alterations may be made to said approved plans or other data without the prior written consent of Landlord. In the event Tenant’s improvements have not been constructed in strict accordance with said approved plans, Tenant, upon Landlord’s request, shall immediately remove its improvements and other personal property from the Premises and this Agreement shall thereon immediately terminate. In such event, Landlord may recover from Tenant the unpaid rent which would have been earned after termination and any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Agreement.

Upon the expiration or earlier termination of this Agreement, Landlord shall have the option, which option may be exercised in Landlord’s sole and absolute discretion, to require Tenant to either (i) quit and surrender the Premises with all improvements thereon or (ii) remove all Tenant’s improvements from the Premises and take all steps necessary to restore the Premises to its condition on the date hereof.

10.     Mechanics’ Lien Tenant agrees not to permit or cause any mechanic’s lien to be filed against the Premises or the Center by reason of any work, labor, services or material performed at or furnished to the Premises, to Tenant, or to anyone holding the Premises through or under the Tenant. Nothing in this Agreement shall be construed as consent on the part of the Landlord to subject the Landlord’s estate in the Premises to any mechanic’s liens or liability under the mechanic’s lien laws in the state in which the Center is located.

11.     Sales Report. Within 5 days after the end of each Monthly during the Term, Tenant shall submit to Landlord a report of all gross sales and revenues during the month just ended certified as true and correct signed by Tenant. Sales can be mailed to: Washington Square Management Office 9585 S.W. Washington Square Road Portland, OR 97223 or faxed to: (602) 494-5906, or emailed to: Property.washsquare.salesreporting@macerich.com. For purposes of this Agreement, “gross sales and revenues” shall mean the selling price of all goods, merchandise and services sold, leased, licensed or delivered in, upon and/or from the Premises by Tenant, its subtenants, licensees and/or concessionaires or any other person, firm or entity; provided, however, that gross sales and revenues shall exclude sales tax specifically paid by customers as part of the sales price and collected by Tenant to be paid to the taxing authority. In the event Tenant fails to deliver such report by such date, in addition to all other rights and remedies of Landlord, Tenant shall pay Landlord a late charge of Two Hundred Dollars ($200.00), which shall become immediately due and payable. Such charge shall not be in lieu of Landlord’s other remedies under this Agreement or at law, and acceptance by Landlord of such charge shall not preclude Landlord from seeking any other available remedy.

Landlord will have the right from time to time, upon three (3) days written notice, to audit or examine all of Tenant’s sales records. If any deficiency in the payment of the Percentage Rent is disclosed by such audit, Tenant shall immediately pay such deficiency to Landlord plus the cost of the Landlord’s audit.

12.     Late Charges. If Tenant shall fail to make any payment Fees (as noted in paragraph 6), Percentage Rent, or any other charge to be paid hereunder when due, Tenant shall pay Landlord a late charge equal to Two Hundred Dollars ($200.00). Payment will be due within 3 days of written notice of default. If default continues for a period in excess of five (5) days, Tenant in addition shall pay Landlord interest on the amounts owing (until paid) at a rate equal to the lesser of: (i) twelve percent (12%) per annum; or (ii) the maximum legal rate. These late charges shall not be in lieu of Landlord’s other remedies under this Agreement or at law, and acceptance by Landlord of such charges shall not preclude Landlord from seeking any other available remedy.

13.     Duty to Maintain. Tenant shall, at its sole cost and expense, keep the Premises and all equipment, fixtures and plate glass therein in a clean and wholesome condition, in good order and repair, free and clear of litter and debris and free from any objectionable noises, odors or nuisances and in compliance with all health and police regulations, in all respects and at all times. In the event the Premises involve a kiosk or are otherwise within the Common Area, Tenant’s duty to maintain as provided by the foregoing sentence shall also apply to the Common Area within a radius of twenty feet (20’) of the Premises. Tenant agrees to dispose of litter and debris only in receptacles designated by Landlord. If Tenant refuses or neglects to make repairs or perform maintenance as required hereby, Landlord shall have the right (without notice in emergency situations and upon reasonable notice in other situations), but not the obligation, to make such repairs or perform such maintenance and to bill Tenant for the reasonable costs thereof, which costs shall be immediately payable by Tenant to Landlord as additional rent.

14.     Compliance with Laws. Tenant shall, at its sole cost and expense, comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal or any other agency having or claiming jurisdiction) related to the use, occupancy or condition of the Premises. All business licenses and other applicable permits and licenses shall be secured and paid for by Tenant.

15.     Manner of Operation. At all times, Tenant shall conduct its activities in a tasteful manner in accordance with Landlord’s rules and regulations for the Center as described in Paragraph 18 of this Agreement and in a manner that will complement the aesthetics of the Premises and the Center.

15.1     Tenant’s Right to Solicit Customers. Tenant shall operate the Premises in a first-class and reputable manner and adhere to Landlord’s established rules, which may be revised from time-to-time. Tenant and its employees shall not hawk or call out to any person in the Common Area. Tenant and its employees shall remain within arm’s length of the Premises when soliciting potential customers, and shall be permitted to approach potential customers who are within six (6) feet directly in front of the Premises a maximum of one (1) time as they pass the Premises; provided, however, (a) Tenant shall not adversely affect the premises of other Occupants or in any way impede pedestrian traffic flow within the Common Area near the Premises, and in no event shall Tenant’s right hereunder extend to the area in front of the storefronts of the stores adjacent to the Premises, (b) Tenant shall at all times conduct itself in a manner not to be offensive or bothersome to the customers, patrons, employees, invitees or other Occupants in the sole yet reasonable opinion of the manager of the Center, and (c) Tenant shall not have more than two (2) employees operating the Premises at any given time without Landlord’s express written approval. It is expressly agreed and understood that Tenant shall promptly respond in an appropriate manner to legitimate complaints to Tenant and/or the Center manager from customers, patrons, employees, invitees or other Occupants regarding Tenant’s conduct in or about the Common Area. Tenant’s rights hereunder shall be further expressly subject to (i) the rights of Landlord, other Occupants and such parties’ employees, agents, customers and invitees to use the same in common with Tenant, (ii) covenants, conditions, restrictions, easements, mortgages and other matters of record respecting the certain rights and obligations of the owner of the Center, which has been or will be recorded against such real property and as amended, supplemented and/or restated from time to time and (iii) all Governmental Regulations. In the event that the Center manager has given Tenant verbal notice (which notice shall be confirmed in writing after any such incident) of the violation of the provisions of this Section more than two (2) times during a calendar year, then, upon a third (3rd) violation notice, and for each subsequent violation, there will be a fine of $400.00 per occurrence; and in the event a seventh (7th) violation notice is issued, the fine will be $800.00 per occurrence for such violation and for each subsequent violation. In addition to Landlord’s rights hereunder, if during any calendar year, Landlord has provided Tenant with at least two (2) written notices of violation of the provisions of this Section regarding customer solicitation, then upon Landlord’s receipt of any complaint or notice regarding customer solicitation, Landlord may, at its option and by written notice, prohibit Tenant from soliciting any customers or terminate this Lease. Such termination shall be effective on the date specified by Landlord in its notice to Tenant. Calendar year, as used herein, shall mean the period from January 1 through December 31.

16.     Insurance.       Tenant, at its sole cost and expense, shall obtain and keep in full force and effect during the Term a policy of commercial general liability insurance, including broad form property damage liability and personal injury liability coverage, insuring Landlord and Tenant against liability arising out of the use or occupancy of the Premises and all areas appurtenant thereto. Said insurance shall at all times be in an amount of not less than One Million Dollars ($1,000,000.00) combined each occurrence in the aggregate for personal and bodily injury and property damage. All such insurance shall specifically insure the Tenant as to liability for injury to or death of persons and injury or damage to property contained in Paragraph 17 of this Agreement. Said policy shall also include as additional insured’s; Landlord, the Center’s management company and the Center’s Merchants’ Association and all owned, managed, controlled, non-controlled and subsidiary companies, corporations, entitles, joint ventures, limited liability companies and partnerships and all of their constituent partners and members and such other entities as Landlord shall reasonably request. To the extent applicable, Tenant shall also obtain and keep in full force and effect during the term of this Agreement, Workers’ Compensation Insurance in the amount required by the State in which the Center is located and Employers’ Liability insurance on an “occurrence” basis but, in either case, with a limit of not less than Five Hundred Thousand Dollars ($500,000.00) each accident, Five Hundred Thousand Dollars ($500,000.00) each employee by disease and Five Hundred Thousand Dollars ($500,000.00) policy aggregate by disease, covering all persons employed by Tenant in the conduct of its operations (including the all states endorsement and, if applicable, the volunteers endorsement). A certificate evidencing the coverage required under this Paragraph 16 shall be delivered to Landlord prior to Tenant entering upon the Center. Such certificate shall contain a provision that Landlord and Tenant shall be given a minimum of ten (10) days written notice by the insurer prior to cancellation or termination in such insurance.

17.     Indemnity.       Tenant shall indemnify, defend and hold Landlord harmless from and against any and all loss, cost, damage, injury or expense arising out of or in any way related to (a) claims of injury to or death of persons, or damage to property, occurring or resulting directly or indirectly from the use or occupancy of the Premises or activities of Tenant in or about the Premises or Center, except to the extent such claims arise solely from the gross negligence of Landlord, and (b) any default, breach, violation or non-performance by Tenant of any provision of this Agreement; such indemnity shall include, without limitation, the obligation to provide all costs of defense against such claims.

18.     Rules and Regulations.       Tenant agrees to comply with (and cause its officers, employees, contractors, invitees and all others doing business with Tenant, to comply with) all rules and regulations of general applicability regarding the Center as may be established by Landlord at any time and from time to time during the Term, including without limitation rules and regulations pertaining to signs. See exhibit “B” attached for detailed operating rules.

19.     Hours of Operation.       Tenant shall be open for business at the Premises during all regular Center hours, and at such other hours as a majority of the other businesses operating at the Center are open. Accordingly, with respect to any day during the Term that Tenant shall fail to be open for all the hours provided for above, Tenant shall pay a charge of Two Hundred Dollars ($200.00) which shall become immediately due and payable, within 3 days of written notice of default. Such charge shall not be in lieu of Landlord’s other remedies under this Agreement or at law, and acceptance by Landlord of such charge shall not preclude Landlord from seeking any other available remedy.

20.     Assignment.        This Agreement, and the rights granted hereunder, are personal to Tenant and are non-assignable and non-transferable by Tenant. Any attempted assignment or other transfer of this Agreement, or sublease of any rights hereunder, by Tenant (collectively, “assign” and/or an “assignment”) shall be null and void, have no effect and confer no rights upon any third party. Subject to the foregoing, the terms and conditions of this Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns, heirs, administrators, executors and representatives.

21.     Default by Tenant/Landlord Remedies.

21.1.     Default by Tenant. The occurrence of any one or more of the following events shall constitute a default by Tenant under this Agreement:

21.1.1.     Monetary. The failure by Tenant to make any payment of Rent or of any other sum required to be made by Tenant when due (however Tenant shall have three [3] business days after written notice from Landlord to cure such default). “Rent”, as used in Paragraphs 21.1, 21.2 and 21.3 means Fees, Percentage Rent, Minimum Rent, and any additional rent payments due hereunder.

21.1.2.     Failure to Timely Open. If Tenant should fail to complete tenant’s work and initially open the Premises for business on or before the Commencement Date adequately fixtured, staffed and stocked or, thereafter, to keep the Premises open for business adequately fixtured, staffed or stocked on the days and hours required by this Agreement (however, Tenant shall have five [5] business days after written notice from Landlord to cure such default).

21.1.3.     Abandonment and Vacation. The vacation or abandonment of the Premises by Tenant. “Vacation” means any absence by Tenant from the Premises in violation of this Agreement for fourteen (14) or more consecutive days.

21.1.4.     Cross-Default. If Tenant (or any entity that Controls, is Controlled by or is under common Control with another specified entity, hereinafter “Affiliate”) is in default of any other lease or occupancy agreement between Landlord (or an Affiliate of Landlord) and Tenant (or an Affiliate of Tenant), all as the case may be.

21.1.5.     Bankruptcy. The making by Tenant of any general assignment for the benefit of creditors, the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty [60] days), or the appointment of a trustee or receiver to take possession of, or the attachment, execution or other judicial seizure of, substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Agreement, where such seizure is not discharged within thirty (30) days.

21.1.6.     Other Non-Monetary Defaults. The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Agreement to be observed or performed by Tenant not previously covered by Paragraph 21.1.1 through Paragraph 21.1.5 above (however Tenant shall have twenty [20] days after written notice from Landlord to cure such default except if the nature of Tenant’s default is such that it cannot be cured solely by payment of money and more than twenty [20] days are reasonably required for its cure, then Tenant shall be obligated to commence such cure within the twenty [20]-day period and thereafter diligently prosecute such cure to completion).

21.1.7.     Sufficiency of Notices. Any notice required or permitted by this Article 21.1 shall be in lieu of, and not in addition to, any notice required under any Governmental Regulations providing for notice and any cure period. Landlord may (at its discretion) serve a statutory notice to quit, a statutory notice to pay Rent or quit, or a statutory notice of default, as the case may be, to effect the giving of any notice required by this Paragraph 21.1. No notice and opportunity to cure is conferred upon Tenant with regard to any default except as expressly set forth in Paragraph 21.1.1 or 21.1.3 or elsewhere in this Agreement. Government Regulations, as used herein means all laws, statutes, ordinances, rules, regulations, zoning codes, building codes, standards and requirements now or hereafter in force of all governmental and quasi-governmental authorities, and of all board of fire insurance underwriters, having jurisdiction of the Premises or the Center.

21.1.8.     Involuntary Assignment. An Involuntary Assignment that is not dismissed within sixty (60) days shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Agreement if same is not dismissed within sixty (60) days, in which case this Agreement shall not be treated as an asset of Tenant. All sums payable by Tenant under this Agreement shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code, 11 U.S.C. 101 et seq., as amended from time-to-time. Such sums which are not paid or delivered to Landlord shall be held in trust for the benefit of Landlord, and shall be promptly paid or turned over to Landlord upon demand. Any person or entity to which this Agreement is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations of Tenant arising under this Agreement on and after the date of such assignment, and all of the terms and provisions of this Agreement shall be binding upon such assignee. Any such assignee shall upon demand execute and deliver such instruments and documents reasonably requested by Landlord confirming such assumption. Involuntary Assignment, as used herein, means any transfer of interest of Tenant in the Lease by operation of law (including, without limitation, the transfer of this Lease by testacy or intestacy, or in any bankruptcy or insolvency proceeding) and each of the following acts shall be considered an Involuntary Assignment: (a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes a proceeding under any bankruptcy law in which Tenant is the bankrupt; or, if Tenant is a partnership or consists of more than one (1) person or entity, if any partner of the partnership or other such person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; (b) if a writ of attachment or execution is levied on this Lease; (c) if, in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises; or (d) there is any assumption, assignment, sublease or other transfer under or pursuant to the Bankruptcy Code.

21.2.     Landlord Remedies. Upon a default hereunder, should Tenant fail within the time period, if any, specified in Article 21.1 to fully cure such default, then without limiting Landlord in the exercise of any other right or remedy at law or in equity which Landlord may have (all remedies provided herein being non-exclusive and cumulative), Landlord may do any one or more of the following:

21.2.1.     Continue Agreement. Landlord may continue this Agreement in effect after Tenant’s default and recover Rent as it becomes due. Accordingly, if Landlord does not elect to terminate this Agreement on account of any default by Tenant, Landlord may, from time-to-time, without terminating this Agreement, enforce all of its rights and remedies under this Agreement, including the right to recover all Rent and other monetary charges as they become due.

21.2.2.     Terminate Agreement. Landlord may terminate Tenant’s right to possession by any lawful means, in which case this Agreement shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including (without limitation) the following: (a) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that can be reasonably avoided; plus (d) any other amount and court costs necessary to compensate Landlord for all the detriment proximately caused by Tenant’s default or which in the ordinary course of things would be likely to result therefrom (including, without limiting the generality of the foregoing, the reasonable amount of any commissions, finder’s fee, advertising costs, remodeling costs and attorneys’ fees in connection with obtaining a replacement tenant amortized over the term of the new (replacement) lease); plus (e) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time-to-time by applicable law. As used in subparagraphs (a) and (b) of this Section 21.2.2, the “worth at the time of award” shall be computed by allowing interest at the Agreed Rate, and, as used in subparagraph (c) of this Section 21.2.2, the “worth at the time of award” is to be computed by discounting such amount at the discount rate of the U.S. Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Agreed Rate, as used herein, means the prime commercial rate of interest charged from time-to-time by Wells Fargo Bank, National Association (or, if the same does not exist, such other comparable bank selected by Landlord), plus two percent (2%) per annum, but not to exceed the maximum rate of interest allowable under law.

21.2.3.     Collect Sublease Rents. Landlord may collect sublease rents (or appoint a receiver to collect such rents) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that neither the filing of a petition for the appointment of a receiver for Tenant nor the appointment itself shall constitute an election by Landlord to terminate this Agreement.

21.2.4.     Cure Default. Landlord may proceed to cure the default at Tenant’s sole cost and expense, without waiving or releasing Tenant from any obligation hereunder. If at any time Landlord pays any sum or incurs any expense as a result of or in connection with curing any default of Tenant (including any administrative fees provided for herein and reasonable attorneys’ fees), the amount thereof shall be immediately due as a reimbursed cost.

21.2.5.     Disposition of Property. Landlord may dispose of any personal property, other than inventory, merchandise or any other goods intended to be offered for sale; however, if after at least ten (10) days written notice to Tenant such items still remain unclaimed then Landlord shall have all its rights under this Section 21.2(e) remaining on the Premises in accordance with applicable statutes relating to the disposition of abandoned property. If no such statute exists, Landlord shall have the right to retain possession of all of the personal property left in the Premises (subject to the ten (10) day requirement set forth above) or, at Landlord’s option, to require Tenant at any time to forthwith remove same, and if not so removed within three (3) business days, to take title and possession of the same and to sell or otherwise dispose of the same, without any liability (a) to Tenant for such property or (b) to pay to Tenant the proceeds from the sale thereof.

21.3.     No Offsets. All covenants and agreements to be performed by Tenant under this Agreement shall be performed by Tenant at Tenant’s sole cost and expense and without any offset to or abatement of Rent, except as otherwise expressly provided in this Agreement. Tenant hereby waives any right to plead all non-compulsory counterclaims or offsets in any action or proceeding brought by Landlord against Tenant for any default. This waiver shall not be construed, however, as a waiver of any right of Tenant to assert any non-compulsory counterclaims or offsets in any separate action brought by Tenant.

22.     Termination.      Upon the expiration or earlier termination of this Agreement for any reason whatsoever, Tenant shall leave the Premises in a neat and broom clean condition, free of debris and in as good condition as when the Premises were originally delivered to Tenant, ordinary wear and tear and casualty damage excepted, and shall promptly remove all personal property placed on the Premises by or on behalf of Tenant. Tenant hereby authorizes and irrevocably appoints Landlord as its true and lawful attorney-in-fact to remove all such personal property upon Tenant’s failure to remove all personal property from the Center after the expiration or earlier termination of this Agreement. Tenant hereby waives any and all loss or damage thereto arising from the exercise of this power, and covenants to indemnify and hold harmless Landlord from and against any costs, claims, liens, damages or attorney fees, costs and disbursements arising from such removal. If Tenant holds over after the expiration or earlier termination of this Agreement without the express written approval by Landlord, (a) such tenancy shall be at sufferance only and not a renewal of this Agreement or an extension of the Term, (b) monthly installments of Base Rent, Percentage Rent and all other Fees shall be payable in an amount equal to two (2) times the Base Rent, Percentage Rent and all other Fees for the months January through October; and four (4) times the Base Rent, Percentage Rent and all other Fees for the months November and December in effect as of the last full calendar month of the Term, and each shall be due and payable at the times specified therefor in this Agreement and (c) such tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Paragraph 22 shall be construed as consent by Landlord to any holding over by Tenant (or limit any of Landlord’s rights and remedies incident to a holding over under this Agreement, at law or in equity), and nothing in this Paragraph 22 shall affect Landlord’s right to require Tenant to perform all obligations under this Paragraph 22 and surrender possession of the Premises to Landlord as provided in this Agreement upon the expiration or earlier termination of this Agreement or at any time subsequent thereto as Landlord may specify.

23.     Suitability of Premises. Tenant hereby accepts the Premises in an “AS IS” condition and Landlord expressly disclaims any warranty or representation with regard to the condition, safety, security or suitability of the Center or Premises. It is understood by Tenant that Landlord does not provide security protection for the Premises and/or Tenant’s personal property. The Premises have not undergone an inspection by a Certified Access Specialist (CASp).

24.     Landlord’s Access to Premises.Tenant agrees that Landlord, its agents, employees or any person authorized by Landlord may enter the Premises at reasonable times for the purpose of inspecting its condition, making repairs or improvements to the Premises or the Center as Landlord may elect (or be required) to make or exhibiting the Premises to prospective lessees. Landlord agrees not to disturb Tenant’s conduct of business during such access except in the case of emergency.

25.     Entire Agreement. This Agreement contains the entire agreement of the parties. Any representations or modifications concerning this instrument shall be of no force and effect, excepting a subsequent modification in writing signed by the party to be charged.

26.     Notices. All notices required hereunder shall be in writing and may be delivered by personal service to the other party (in which case such notice shall be deemed delivered as of the day of such delivery), or sent postage prepaid by certified mail, return receipt requested (in which case such notice shall be deemed delivered as of the third day after the date of such mailing), to the address set forth below each party’s signature block.

27.     Severability. If any term or provision of this Agreement or any portion of a term or provision hereof or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement and each portion thereof shall be valid and be enforced to the fullest extent permitted by law.

28.     Captions and Terms The captions and section numbers appearing in the Agreement are for convenience only and are not a part of the Agreement and do not in any way limit, amplify, define, construe or describe the scope or intent of the terms and provisions of this Agreement, nor in any way affect this Agreement.

29.     Hazardous Materials. Tenant shall at all times in all respects comply with all federal, state and local laws, ordinances and regulations relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of petroleum products or by-products, or hazardous or toxic substances, materials or waste which is or becomes regulated by any local, state or federal agency (collectively, “Hazardous Materials”). Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in or about the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.

30.     Waste/Trash Removal. Without limiting the generality of the foregoing paragraph, in the event waste and or trash removal for the Premises is separately provided to the Premises, Tenant shall be solely responsible to pay all costs directly to the service provider as designated by the Landlord.

31.     Unauthorized Communications Devices. Tenant shall not install or operate (excluding cellular phones or pagers) or permit the installation or operation, at the Center or within the premises of any device, equipment of facility for transmitting, receiving, relaying or amplifying communications signals used or operated as a part of a telecommunications network or global positioning system, or otherwise emitting or receiving signals, frequencies, video date or voice communications, including, without limitation, any dish, panel, antenna, satellite or cellular communications equipment, amplifiers, microcells, picocells or other similar devices or equipment (collectively, “Communications Devices”). If Tenant fails to comply with the provisions of this Section 31, then in addition to Landlord’s other remedies under this Lease, Landlord shall have the right to collect from Tenant in addition to other Rent, a sum equal to twice the Fixed Minimum Rent (prorated on a daily basis) for each full or partial day Tenant fails to comply with the provisions of this Section 31. Tenant acknowledges that its failure to comply with this Section 31 will cause Landlord to suffer damages, which will be difficult to ascertain, and that the sum payable by Tenant under this section 31 represents a fair estimate of such damages. The preceding prohibition shall not preclude Tenant from the use of any of the following, if in each such case such telephones, cellular phones, computers and other permitted devices are used only by Tenant and used only in the ordinary course of Tenant’s business at the Premises for the Permitted Use: (a) Telephones and computers connected directly to telephone lines provided to the Premises, (b) cellular telephones using cellular transmission stations outside the Center of (c) low-key cellular telephones used only for internal communications within the Premises or to a station within the Premises when the station is connected to a telephone line provided to the Premises.

32.     Time of the Essence; Nonwaiver. Time is of the essence of each and every provision of this Agreement. The waiver by Landlord in any instance of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition in any other instance and shall not be deemed a waiver of Landlord’s rights and remedies with respect to any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Base Rent, Percentage Rent, Other Rent/Contribution or any other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Agreement regardless of Landlord’s knowledge of such preceding default at the time of the acceptance of such sum.

33.     Waiver of Trial by Jury. Landlord and Tenant each hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of or in any way connected with this Agreement or Tenant’s use or occupancy of the premises, including any claim of injury or damages, and any emergency and other statutory remedy with respect thereto.

34.     Attorneys’ Fees. In the event any legal action is commenced to enforce the terms of this Agreement, the prevailing party shall be awarded its reasonable attorneys’ fees and court costs.

35.     Damage, Destruction and Condemnation. In the event of a fire or any other casualty to all or a portion of the Premises or Center, or in the event of a Taking of any portion or all of the Premises or the Center, then Landlord may terminate this Lease upon written notice to the Tenant, such termination to be effective upon the date of such damage or upon the date the condemning authority takes title, as the case may be, absent any termination, Tenant shall be obligated to promptly commence and diligently prosecute to completion any work Tenant must undertake to restore the Premises to the same condition as when new and to open the Premises for business within thirty (30) days after Landlord delivers the Premises to Tenant with any work Landlord is required to undertake, if any, substantially complete. As used in this Paragraph 35, Taking shall mean any taking or appropriation for public or quasi-public use by the right of eminent domain or otherwise by a taking in the nature of inverse condemnation, with or without litigation, or a transfer by agreement in lieu thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written it is understood that all terms and conditions of this lease are confidential.

Landlord:	Tenant:

PPR Washington Square LLC, a Delaware Limited Liability Company	Eastside Distilling, Inc., a Nevada Corporation dba: Eastside Distilling
By: Macerich Management Company a California Corporation, its Managing Agent

By:	By:

Name: Steven Earles

Name: Thomas Randall	Its: CEO

Title: Senior Manager, Property Management

Address:	Address:
9585 S.W. Washington Square Road	Eastside Distilling, Inc.
Tigard, OR 97223	1805 SE M L King Blvd.
Phone: 503-639-8865	Portland, OR 97214
Fax: 503-620-5612	Phone: 503-926-7060
Fax: 866-554-0271
Date:	Email: steven@eastsidedistilling.com

Date:

*****SSN or Federal Employer Identification Number:

*****7488

(Note: Must be supplied or Landlord will not enter into this agreement)

EXHIBIT B

OPERATING RULES

Tenant covenants and agrees that Tenant will comply with the rules and regulations set by Landlord from time to time for the operation of the Center, including but not limited to those described in the Specialty Leasing Operations manuals and the following:

1. Tenant shall use and occupy the Premises in a careful, safe and proper manner and shall keep the Premises in a clean and safe condition.

2. All loading and unloading of goods shall be done only at such time, in the area and through the entrances designated for such purpose by Landlord.

3. Set up or takedown of cart display, or delivery of boxed merchandise must be accomplished before or after Center hours.

4. All garbage and refuse shall be kept in the interior of the cart or kiosk storage and shall be placed for collection in the malls main trash receptacles usually located at various dock entrances.

5. No loudspeakers, televisions, photographs, radio, flashing lights or other devices shall be used without the prior consent of the Landlord.

6. Tenant shall not operate any equipment, which emits an odor deemed offensive in nature, with the exception of soap and potpourri odors.

7. Tenant and or its employees shall not distribute any handbills or other advertising material in the Center or on automobiles parked in the parking areas.

8. All premises must be adequately stocked with the merchandise permitted to be sold as detailed in the use clause of the Agreement and be kept neat in appearance and manned during all operating hours. Tenant is required to accept mall Gift Cards as a form of payment for merchandise sold.

9. Any signage must be approved by Center management and be professionally printed. A maximum of two (2) signs are allowed per cart/kiosk and may only be attached to the cart or merchandise display. Going out of business or store closing signs are not permitted.

10. Tenant shall, within fourteen (14) days prior to the commencement date, provide Landlord with a visual merchandising plan. If using a visual merchandiser, it is Tenants responsibility to contact the visual merchandiser and meet to discuss details regarding set up. All Tenant supplied fixtures must be professionally made. Any exceptions to the above display regulations must receive prior approval from Center management.

11. Cart & kiosk tenants and their employees may not eat, smoke or drink at their operation at any time. Any tenants that utilize aggressive selling techniques will be given a warning and upon continued violation the lease will be terminated.

12. Dress code violations will be enforced and are set forth individually by each center, a copy of the malls dress code was mailed with the executed lease agreement.

13. Fraternizing with friends and family or reading books while working the cart or kiosk is unprofessional behavior and discourages business and therefore, is unacceptable.

14. Tenant and Tenant’s employees shall not park their motor vehicles in those portions of the parking area designed for customer parking by Landlord. If Tenant or Tenant’s employees shall park in portions of the parking area designate for customer parking, Center management or Security may attach violation stickers or notices to such cars and have any such vehicle removed at employee’s expense.

15. Storage of excess inventory, security curtain, trash cans and miscellaneous supplies or personal belongings must be inside the cart or kiosk storage areas or storage areas, which can be leased from the Center’s management (available on a limited basis).

16. Tenant shall, at ALL TIMES offer customers a satisfactory return and/or exchange policy on all purchases within thirty (30) days with receipt and merchandise. In the event Tenant cannot satisfy customer with an exchange, Tenant shall be required to fully refund to customer the complete purchase price in the form of payment made the to Tenant. This policy shall not apply if due to customer negligence. This policy is enforceable to the extent that it does not otherwise contradict applicable City, State or Federal safety, hygiene or food laws.

17. If Tenant should fail to comply with any rule or regulation set forth in the Agreement or these Operating Rules, and Landlord shall become involved in attempting to enforce compliance by Tenant, Tenant agrees to pay Landlord a Two Hundred Dollars ($200.00) administrative fee, per each occurrence, upon demand. The payment of an administrative fee by Tenant shall not waive any other remedies available to Landlord under this Agreement or by law.

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